Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-113687 on Form S-8 of our report on the consolidated financial statements of Claxson Interactive Group Inc. dated July 15, 2005, September 14, 2006, as to the effects of the restatement and reclassifications described in Note 14 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement discussed in Note 14 and the entity’s ability to continue as a going concern discussed in Note 1), appearing in this Annual Report on Form 20-F of Claxson Interactive Group Inc. for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Miami, Florida
September 14, 2006